Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-08085, 333-08083, 333-47520, 333-58893, 333-64628, 333-84713, 333-84719, 333-102911, 333-102912, 333-117480, 333-126012, 333-135412, 333-136814, 333-138985 and 333-143920) pertaining to the 1991 Stock Option Plan, the Employee Stock Purchase Plan, the 1995 Non-Employee Directors’ Stock Option Plan, the 2004 Equity Incentive Plan of Gilead Sciences, Inc., the NeXstar Pharmaceuticals, Inc. 1993 Incentive Stock Plan, the NeXstar Pharmaceuticals, Inc. 1995 Director Option Plan, the Vestar, Inc. 1988 Stock Option Plan, the Triangle Pharmaceuticals, Inc. 1996 Stock Incentive Plan, Option Agreement, dated August 5, 2002, between Triangle Pharmaceuticals, Inc. and Daniel G. Welch, the Corus Pharma, Inc. 2001 Stock Plan, the Myogen, Inc. 2003 Equity Incentive Plan, and the Registration Statements on Form S-3 (Nos. 333-103871, 333-111451, 333-138979, 333-54350 and 333-87167) of Gilead Sciences, Inc. and in the related Prospectuses of our reports dated February 25, 2008, with respect to the consolidated financial statements and schedule of Gilead Sciences, Inc., and the effectiveness of internal control over financial reporting of Gilead Sciences, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/    ERNST & YOUNG LLP

Palo Alto, California

February 25, 2008